Q
Accountancy Corporation

August 11, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	BioZone Pharmaceuticals, Inc.
(File No. 333-146182)

Commissioners:

We have read the statements made by BioZone Pharmaceuticals, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of BioZone Pharmaceuticals, Inc. dated August 11, 2011. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

/s/Q Accountancy Corporation
Q Accountancy Corporation
Laguna Hills, California